EXHIBIT 21.1

Subsidiaries of Registrant as of December 31, 2025

Name	Jurisdiction
Bear River Zeolite Company	Idaho
Antimonio de Mexico, S.A. de C.V.	Mexico
US Antimony de Mexico, S.A. de C.V.	Mexico
Stibnite Holding Company US Inc.	Montana
Antimony Mining and Milling US LLC	Montana
AGAU Mines, Inc.	Montana
Lanxess Laurel de Mexico, S.A. de C.V.	Mexico
Great Land Minerals, LLC	Delaware
Denali Minerals, LLC	Delaware
Alaska Antimony LLC	Alaska
UAMY Cobalt Corporation	Ontario, Canada
TFRE Holdings LLC	Montana
TFPROP LLC	Montana